SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant [x]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

VIVUS, Inc.

(Name of Registrant as Specified In Its Charter)

First Manhattan Co.

First Health, L.P.

First Health Limited

First Health Associates, L.P.

First BioMed Management Associates, LLC

First BioMed, L.P.

First BioMed Portfolio, L.P.

Sarissa Capital Management LP

Sarissa Capital Offshore Master Fund LP

Sarissa Capital Domestic Fund LP

Michael James Astrue

Rolf Bass

Jon C. Biro

Samuel F. Colin

Alexander J. Denner

Johannes J.P. Kastelein

Melvin L. Keating

David York Norton

Herman Rosenman

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 3, 2013, First Manhattan Co. and its affiliates ("First Manhattan") filed a Schedule 13D Amendment with the Securities and Exchange Commission (the "SEC") which attached as an exhibit a letter of intent executed by First Manhattan and Tony P. Zook (the "Letter of Intent"). In the Letter of Intent, First Manhattan indicated that, if it is successful in electing its nominees (the "Nominees") to constitute at least a majority of the board of directors (the "Board") of VIVUS, Inc. ("Vivus") at Vivus' annual meeting, the Nominees intend, subject to their fiduciary duties, to cause Vivus to offer Mr. Zook employment as Chief Executive Officer of Vivus, and Mr. Zook agreed to accept such offer, if made.

In the event that the employment of Leland Wilson ("Mr. Wilson"), the current chief executive officer of Vivus, is terminated without cause or if Mr. Wilson resigns for good reason within 24 months following a change of control (defined to include a change in the composition of the Board, as a result of which fewer than a majority of the directors are incumbent directors), and subject to Mr. Wilson signing a release of claims in favor of Vivus, Mr. Wilson is entitled to receive certain benefits that would have financial consequences for Vivus. According to Vivus' definitive proxy statement on Schedule 14A, filed with the SEC on June 3, 2013 (the "Vivus Proxy Statement"), such benefits include (i) a lump sum payment equal to 24 months of Mr. Wilson's base salary, as in effect at the time of termination; (ii) a lump sum payment equal to 200% of Mr. Wilson's target annual incentive for the year in which termination occurs; (iii) up to 24 months of reimbursement for premiums paid for continued health benefits; (iv) outplacement services with a total value not to exceed $20,000; and (v) full acceleration with respect to Mr. Wilson's outstanding unvested equity awards with an exercise period equal to the later of 12 months from termination of employment or 12 months from termination of service from the Board. According to the Vivus Proxy Statement and based on a hypothetical triggering date of December 31, 2012, if Mr. Wilson is terminated without cause or resigns for good reason following a change of control, he would receive a lump sum payment in respect of a base salary of $1,476,000, a lump sum payment in respect of a bonus of $1,217,700, medical continuation of $80,000, outplacement services of $20,000, and the value of his accelerated stock options would be $1,481,185.